UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2016

Myovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-37929	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda		Not Applicable
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: +1 (441) 824-8101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, the Board of Directors (the “Board”) of Myovant Sciences Ltd. (the “Company”) appointed Terrie Curran to serve as a director of the Company, effective immediately. Ms. Curran was designated as a Class I director and will serve for the remainder of the Class I term, which expires at the Company’s 2017 annual general meeting of shareholders. The size of the Board was increased to seven members to accommodate Ms. Curran’s appointment. Ms. Curran has also joined the audit committee of the Board and replaced Keith Manchester on the compensation committee of the Board. There is no arrangement or understanding between Ms. Curran and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Curran and any of the Company’s other directors or executive officers.

Ms. Curran is entitled to receive $40,000 in annual director fees for her service on the Board. In addition, on November 15, 2016, Ms. Curran was granted an option to purchase 33,846 common shares of the Company with an exercise price of $11.30 per share, the closing price of the Company’s common shares on November 15, 2016. This option vests over a three-year period, with one third of the shares vesting on November 15, 2017 and the remainder vesting in eight equal quarterly installments thereafter. Ms. Curran will also enter into the Company’s standard form of indemnification agreement.

Terrie Curran, age 47, has served as the President of Worldwide Markets, Inflammation & Immunology of Celgene Corporation since April 2016. From April 2013 to March 2016, she served as Celgene’s Corporate Vice President, U.S.A. Prior to Celgene, Ms. Curran served as Senior Vice President and General Manager, Women’s Health and Endocrine at Merck & Co., Inc. from November 2009 to April 2013. She also currently serves as a director of H. Lundbeck A/S, a global pharmaceutical company specialized in psychiatric and neurological disorders. Ms. Curran received her Bachelor of Science and Graduate Diploma of Marketing degrees from the University of Technology in Sydney, Australia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date: November 17, 2016	By:	/s/ Frank Karbe
Name: Frank Karbe
Title: Principal Financial and Accounting Officer